Exhibit 10.2

RESIGNATION LETTER

Effective as of October 7, 2019 at 11:59 p.m., I, Russell P. Markman, resign from my position as President and Chief Operating Officer of Fusion Connect, Inc. (“Fusion”) and each of its subsidiaries (collectively, the “Company”). This resignation letter will not affect my employment status with the Company, which will continue until my employment is formally terminated by the Company. On the date upon which my employment is formally terminated by the Company, (i) I will enter into the consulting agreement in the form attached hereto as Exhibit A with Fusion and (ii) I will be fully vested in, and be under no obligation to repay any portion of, my key employee retention bonus payment in the aggregate amount of $250,000.

In consideration of the Company’s obligations under this letter agreement and for other valuable consideration, I, and each of my heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company and its subsidiaries and affiliates (collectively, the “Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”) arising after the Company commenced voluntary cases under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., in the United States Bankruptcy Court for the Southern District of New York (the “Chapter 11 filing”), including, without limitation, any Claims under Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, the Equal Pay Act, as amended, the Employee Retirement Income Security Act, as amended, the Civil Rights Act of 1991, as amended, the Worker Adjustment and Retraining Notification Act, as amended, and any other Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out of (i) my employment with the Company and the termination of such employment or (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or after the date of the Chapter 11 filing; provided, however, that the release set forth herein will not apply to any (i) Claims for annual base salary or employee benefits provided pursuant to this letter agreement or (ii) any Claims arising before the Chapter 11 filing, including but not limited to any claims I asserted or could assert in any proof of claim filed in the Company’s chapter 11 cases. In consideration of the foregoing, I further agree to vote in favor of the Second Amended Joint Chapter 11 Plan Of Fusion Connect, Inc., And Its Subsidiary Debtors (as may be further amended and together with the agreements and documents referenced therein, the “Plan”) and to the releases contained therein. To the extent I have asserted any prepetition claims against the Company, the Company shall not seek to reclassify such claims as post-petition claims subject to the foregoing release.

Should the court fail to confirm the Plan or the Company fail to emerge from chapter 11, the obligations of the Company and me hereunder shall be null and void ab initio; provided, however, that my resignation as President and Chief Operating Officer shall remain effective and I will remain fully vested in, and be under no obligation to repay any portion of, my key employee retention bonus payment.

/s/ Russell P. Markman
Russell P. Markman

Dated: October 7, 2019

AGREED AND ACKNOWLEDGED:

FUSION CONNECT, INC.

/s/ James P. Prenetta, Jr.
By: James P. Prenetta, Jr.
Title: Executive Vice President and
General Counsel

Exhibit A

Consulting Agreement

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made and entered into as of the ____ day of ______, 2019 (the “Effective Date”), between Fusion Connect, Inc. (“Fusion”) with an address at 210 Interstate North Parkway, Suite 300, Atlanta, GA 30339 and Russell P. Markman, with an address at 500 Old Dairy Drive, Wake Forest, North Carolina 27587 (“Consultant”).

W I T N E S S E T H:

WHEREAS, Fusion desires to retain Consultant to provide the services specified in the Statement of Work attached hereto as Annex A (collectively, the “Services”);

WHEREAS, Consultant is willing to provide Fusion and its subsidiaries (collectively, the “Company”) with the Services on the terms, and subject to the conditions, set forth herein; and

NOW, THEREFORE, Fusion and Consultant, each intending to be legally bound, hereby mutually covenant and agree as follows:

ARTICLE I

Definitions

The following terms used in this Agreement shall have the meanings set forth below.

1.1 “Accrued Obligations” shall mean, as of any date, the aggregate Consulting Fees payable to Consultant hereunder for the Services provided by Consultant as of such date to the extent accrued but not previously paid.

1.2 “Agreement” has the meaning set forth in the introductory paragraph.

1.3 “Company” has the meaning specified in the preambles.

1.4 “Confidential Material” shall have the meaning set forth in Section 4.1.

1.5 “Consulting Fee” shall mean the monthly fee set forth in Section 3.1 hereto.

1.6 “Effective Date” has the meaning set forth in the introductory paragraph.

1.7 “Fusion” has the meaning set forth in the introductory paragraph.

1.8 “Person” shall mean an individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, other entity or governmental or other agency or political subdivision thereof.

1.9 “Services” shall have the meaning set forth in the first preamble.

1.10 “Term” has the meaning specified in Section 2.2.

ARTICLE II

Consultancy Engagement

2.1 Engagement. Fusion hereby engages Consultant to provide the Services during the Term, and Consultant hereby agrees to perform the Services in accordance with the terms and conditions set forth in this Agreement. Fusion acknowledges and agrees that Consultant shall have discretion concerning the location at which the Services will be performed. Consultant shall take instructions from Kevin Brand, interim Chief Executive Officer and Chief Operating Officer of Fusion, or such other person as may be specified by him from time-to-time.

2.2 Term. The term of this Agreement shall commence on the Effective Date and shall continue for a fixed period of three (3) months (the “Term”).

2.3 Performance. During the Term, Consultant agrees to take such actions as are reasonably necessary to provide the Services consistent with this engagement. Consultant agrees to carry out his obligations hereunder honestly, equitably, in good faith and in the best interests of Fusion and its subsidiaries. Consultant further warrants that all Services will be performed in a workmanlike and professional manner.

2.4 Independent Contractor Status. Consultant shall perform the Services as an independent contractor and nothing in this Agreement shall be deemed to create a partnership, joint venture or fiduciary relationship between Fusion and Consultant. Consultant shall at all times be acting as an independent contractor and shall not be entitled to any benefits that are currently, or which may, in the future, be made available to employees of the Company, including, without limitation, holiday pay, vacation pay, sick pay, group health insurance, life insurance, stock options, retirement benefits, bonuses, or workers’ compensation benefits. Consultant shall not, and shall not have the authority to, enter into any contracts in the name of the Company.

ARTICLE III

Remuneration

3.1 Consulting Fee. As consideration for Consultant’s performance of the Services, Fusion agrees to pay Consultant a fixed monthly fee of $33,334.00 (which fee excludes any out of pocket expenses that may be incurred by Consultant in performing the Services) (the “Consulting Fee”). Consultant agrees to invoice Fusion for the Services on the 1st day of each month during the Term and Fusion agrees to pay the applicable monthly invoice within five (5) business days of receipt of such invoice.

3.2 Materials/Access to Systems. Consultant shall be responsible for all materials, instruments or equipment (e.g., computer, cell phone) required to perform the Services. Fusion shall arrange for access to any systems required for Consultant to perform his duties under this Agreement.

3.3 Reimbursement of Expenses. Fusion agrees to reimburse Consultant for any reasonable out-of-pocket expenses incurred by Consultant that are reasonably necessary for Consultant to perform the Services and incurred in accordance with this provision. All out of pocket expenses must be incurred in accordance with Fusion’s existing expense policy. Individual expense items must be approved by Fusion prior to being incurred. All expenses must be itemized and documented with receipts. Fusion agrees to reimburse Consultant for appropriately incurred expenses within twenty (20) calendar days of their submission to Fusion for payment.

ARTICLE IV

Covenants of Consultant

4.1 Nondisclosure of Confidential Material. During the Term and for eighteen (18) months thereafter, Consultant shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information pertaining to the business of the Company. Any Confidential Information or data now or hereafter acquired by Consultant with respect to the business of the Company shall be deemed a valuable, special and unique asset of the Company that is received by Consultant in confidence and as a fiduciary, and Consultant shall remain a fiduciary to the Company with respect to all of such information. For purposes of this Agreement, “Confidential Information” means all material information about the business of the Company disclosed to the Consultant or known by the Consultant as a consequence of or through his prior employment by the Company or his provision of Services to the Company (including information conceived, originated, discovered or developed by the Consultant) during the Term, and not generally known or readily available to the public. The above restrictions shall not apply to: (a) information that at the time of disclosure is in the public domain through no fault of the Consultant; (b) information received from a third party outside of the Company that was disclosed, to Consultant’s knowledge, without a breach of any confidentiality obligation; (c) information approved for release by a written authorization of the Company; or (d) information that may be required by law or an order of any court, agency, or proceeding to be disclosed. For the avoidance of doubt, nothing herein is intended to or shall prohibit Consultant from utilizing any knowledge, information, business techniques and/or methods that Consultant knew prior to his affiliation with the Company, or that are generally known and used by persons with training and experience comparable to that of Consultant, or that are common knowledge in the industry. Moreover, nothing in this Agreement is intended to or shall limit any party’s ability to (x) report possible violations of federal securities laws to the appropriate government enforcing agency and make such other disclosures that are expressly protected under federal or state “whistleblower” laws or (y) respond to inquiries from, or otherwise cooperate with, any governmental or regulatory investigation. Additionally, Consultant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Consultant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Consultant may disclose the trade secret to Consultant’s attorney and use the trade secret information in the court proceeding, if Consultant files any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order.

4.2 Non-solicitation. During the Term, Consultant shall not directly or directly cause, for himself or for any other business or entity he controls, owns, runs or for which he serves as a senior officer or director, attempt to employ or enter into any contractual arrangement with any employee of the Company. Notwithstanding the foregoing, the provisions of this Section 4.2 shall not be violated by (a) general advertising or solicitation not specifically targeted at employees of the Company or (b) actions taken by any person or entity with which Consultant is associated if Consultant is not directly or personally involved in any manner in such solicitation or recruitment and has not identified such employee for recruiting or solicitation.

4.3 Non-disparagement. Consultant and the Company each agree that he or it, as applicable, will not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement that is likely to have the effect of undermining or disparaging the reputation of the Company or of the Consultant, or its or his good will, products, or business opportunities, or that is likely to have the effect of undermining or disparaging the reputation of any current operating executive of the Company, the Company or the Consultant, as applicable. Notwithstanding the foregoing, Consultant and the Company may make true and accurate statements regarding the Company or the Consultant, as applicable, in connection with any investigation or potential or actual litigation or other legal proceeding against or relating to Consultant or the Company arising out of or relating to Consultant’s relationship with the Company; provided, further, that the foregoing shall not restrict Consultant from making true and accurate statements regarding the Company in connection with any confidential discussions regarding Consultant’s future employment or future investment opportunities.

4.4 Enforcement.

(a) Consultant acknowledges that violation of the covenants set forth in this Article IV would cause the Company irreparable damage for which the Company cannot be reasonably compensated in damages in an action at law, and therefore upon any breach by Consultant of this Article IV, Fusion shall be entitled to make application to a court of competent jurisdiction for equitable relief by way of injunction or otherwise (without being required to post a bond). Notwithstanding the foregoing, in the event that Consultant violates any of the covenants set forth in this Article IV, the Company shall have no obligation to pay Consultant any unpaid portion of the Consulting Fee. This provision shall not, however, be construed as a waiver of any of the rights which the Company may have for damages under this Agreement or otherwise, and all of the Company’s rights and remedies shall be unrestricted. This Article IV shall survive termination of this Agreement for any reason whatsoever.

(b) If any provision of this Agreement, or application to any person, place or circumstance, shall be held by a court of competent jurisdiction or be found in an arbitration proceeding to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to any person, place and circumstance shall remain in full force and effect. It is the intention of Fusion and Consultant that the covenants contained in this Article IV shall be enforced to the maximum extent (but no greater extent) in time, area and degree of participation as is permitted by the law of the jurisdiction whose law is found to be applicable to the acts allegedly in breach of this Agreement, and Fusion and Consultant hereby agree that the court making any such determination shall have the power to so reform this Agreement.

(c) The covenants contained in this Article IV are given by Consultant as part of the consideration for this Agreement and as an inducement to Fusion to enter into this Agreement and accept the obligations hereunder.

4.5 Conflict. To the extent the restrictive covenants contained in any other agreement between Consultant and the Company are more restrictive than the restrictive covenants contained in this Agreement, Consultant shall be bound by the restrictive covenants in such other agreement.

ARTICLE V

Termination

5.1 Termination of Agreement. This Agreement shall terminate as provided in Section 2.2 hereof. This Agreement may also be terminated by Fusion prior to the end of the Term but, upon any such early termination, Fusion shall be obligated to pay to Consultant, in a lump sum, all amounts that would otherwise have been paid to Consultant during the Term. Such lump sum payment shall be made by Fusion to Consultant within seven (7) business days following the effective date of any such termination.

ARTICLE VI

Miscellaneous

6.1 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE HOWSOEVER ARISING FOR LOSS OF REVENUE, PROFIT, GOODWILL, ANTICIPATED SAVINGS, DATA OR OTHER PURE ECONOMIC LOSS OR ANY SPECIAL, INCIDENTAL, INDIRECT, PUNATIVE OR CONSEQUENTIAL LOSSES, COSTS, LIABILITIES OR DAMAGES, WHETHER FORESEEABLE OR NOT, ARISING OUT OF, OR IN CONNECTION WITH, THE PERFORMANCE OR NON-PERFORMANCE OF ANY OBLIAGTIONS UNDER OR OTHERWISE RELATING TO THIS AGREEMENT.

6.2 Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the successors and permitted assigns of Fusion and Consultant.

6.3 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

(a)  If to Fusion, to:

210 Interstate North Parkway, Suite 300
Atlanta, Georgia 30339
Attention: General Counsel

(b) If to Consultant, to:

500 Old Dairy Drive
Wake Forest, NC 27587

Any such address may be changed by written notice sent to the other parties at the last recorded address of the parties.

6.4 Ownership of Work Product. All Services performed hereunder and work produced by Consultant for the Company shall become the sole property of the Company and all rights, title and interest therein shall automatically vest in the Company, and shall be deemed to be “work made for hire” and made in the course of the Services rendered hereunder

6.5 No Assignment; No Third Party Beneficiaries. Except as otherwise expressly provided in Section 6.2 hereof, this Agreement is not assignable by either party. No payment to be made hereunder shall be subject to alienation, sale, transfer, assignment, pledge, encumbrance or other charge. No provision of the Agreement shall be enforceable by any third party.

6.6 Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute one and the same instrument.

6.7 Jurisdiction and Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the state of New York. Fusion and Consultant agree to submit any dispute to the exclusive jurisdiction of the courts of New York, New York.

6.8 Entire Agreement; Amendment. This Agreement embodies the entire understanding of the parties, and supersedes all other oral or written agreements or understandings among them, regarding the subject matter hereof. No change, alteration or modification hereof may be made except in writing, signed by the parties hereto.

6.9 Headings. The headings in this Agreement are for convenience of reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof.

6.10 Survival. Notwithstanding anything to the contrary herein, Article IV, Section 5.1 and this Article VI shall survive termination of this Agreement for any reason whatsoever.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the Effective Date.

FUSION CONNECT, INC.

By: _________________________________

Name: James P. Prenetta, Jr.

Title: Executive Vice President and General Counsel

_________________________________

Name: Russell P. Markman

Annex A -- Statement of Work

Consultant shall be available, during normal business hours, to respond to questions from Kevin Brand and/or his designee regarding strategic questions relating to sale and marketing activities of the Company.